Exhibit 99.1

For Immediate Release

ASTRO’s Official Journal Publishes Data from Treatment of 378 Additional Patients, with Results Similar to Prior Landmark Study of Hyperthermia Therapy and Cervical Cancer

SALT LAKE CITY, December 10, 2008—BSD Medical Corporation (NASDAQ:BSDM) today announced that a report entitled, “Radiotherapy and Hyperthermia for Treatment of Primary Locally Advanced Cervix Cancer: Results in 378 Patients” has been published in the International Journal of Radiation Oncology Biology Physics (IJROBP, DOI: 10.1016/j.ijrobp.2008.03.072 [Epub ahead of print]).   The report lends major support to the results from a landmark study on the use of hyperthermia therapy as a companion to radiation for treating advanced cervical cancer patients in that the results from this large follow-up population of patients were similar to those observed in the original study.  The publication (IJROBP), commonly known as the “Red Journal,” is the official journal of the American Society for Therapeutic Radiology and Oncology (ASTRO), the world’s leading professional organization devoted to radiation oncology.

The study reported the results from 378 locally advanced cervical carcinoma patients who were treated with combined radiation and hyperthermia therapy delivered using the BSD-2000 by BSD Medical Corporation.  (The BSD-2000 is an investigational device in the US that is limited to investigational use.)  The patients were in the advanced stages of cervical cancer.  Almost half the patients (49%) had Stage IIIB/IVA tumors, 30% had evidence of positive lymph nodes on CT scan and 93% had a tumor larger than 6 cm measured on CT scan, which are very negative prognostic indicators for outcome.  In spite of the advanced nature of their disease, the researchers reported that 77% of the patients treated had a complete response rate (disappearance of the tumor) (95% confidence interval [CI], 73–81).  The five year follow-up data demonstrated a pelvic tumor control rate of 53% (95% CI, 48–59) and a disease-specific survival rate of 47% (95% CI, 41–53). The overall survival rate was 40% at 5 years (95% CI, 34–46).

The researchers compared the current study results to the study results of the randomized Phase III cancer study comparing the effectiveness of hyperthermia and radiation to radiation treatments alone, which was published in The Lancet in April 2000, designated as the Dutch National Deep Hyperthermia study (DDH) addressing pelvic tumors. This original study also included patients with advanced cervical cancer who had negative prognostic indicators for response.  The results from the current 378 patient study demonstrated efficacy comparable to the original DDH study data with no evidence of safety issues beyond those expected with RT alone.  The complete response rate was 77% in the post-DDH study as compared to 83% in the author’s analysis of the original DDH study.  Similarly, five-year disease specific survival was 47% with the new data versus 46% in the original study.  One year after treatment, the incidence of grade ≥ 3 late toxicity was 6%, which is the same incidence reported for RT alone.

Radiation Treatments with and without Hyperthermia Therapy

The randomized phase III Dutch Deep Hyperthermia Study was first published showing 3-year data and comparing results for patients treated with radiation plus hyperthermia therapy to those treated with radiation alone.  For cervical cancer patients, the author’s analysis data showed a complete-response rate of 83% for patients receiving both hyperthermia and radiation therapy as compared to 57% for those receiving radiation alone (p=.003), noting also that “the improved local-control rates were not accompanied by increased toxic effects from radiation.” Survival follow-up data showed a 51% survival rate for patients who received radiation plus hyperthermia therapy, as compared to 27% of those who received radiation therapy alone (LANCET vol. 355, pp. 1119-1125).

Study Background

The study was coordinated by the Departments of Radiation Oncology and Trials and Statistics, Erasmus Medical Center, Rotterdam, The Netherlands.  Eramus Medical Center is renowned internationally for its expertise in the fields of clinical sciences, health sciences and biomedical sciences and is the largest center in Europe for knowledge development, training and care in the field of sickness and health.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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